Exhibit 23.1

AWC (CPA) LIMITED Certified Public Accountants (Practising) 正大會計師事務所有限公司
7th Floor, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong. 香港皇后大道中三五九至三六一號南島商業大☐七樓 Tel : (852) 2851 7954 Fax: (852) 2545 4086

To:	The board of directors and stockholders of
China Education Alliance, Inc. (“the Company”)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-160075 and 333-175308) of China Education Alliance, Inc., of our report dated March 31, 2015 relating to the consolidated financial statements of China Education Alliance, Inc., and subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report appears in this annual report on Form 10-K of China Education Alliance, Inc.

/s/ AWC (CPA) Limited
Hong Kong, China	AWC (CPA) Limited
March 31, 2015	Certified Public Account